SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                               (Amendment No. __)*


                         Threshold Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    885807107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 Pages
                       Exhibit Index Contained on Page 14



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  2 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
             Sofinnova Venture Partners V, L.P. ("SVP V")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        3,281,905 shares, except that Sofinnova Management V, L.L.C. ("SM V")
              SHARES                          and Sofinnova Management V 2005 L.L.C. ("SMV 2005"), the general
           BENEFICIALLY                       partners of SVP V, may be deemed to have shared voting power, and
      OWNED BY EACH REPORTING                 Michael F. Powell ("Powell"), Alain L. Azan ("Azan") and James I.
              PERSON                          Healy, M.D., Ph.D. ("Healy"), the managing members of SM V and SMV
               WITH                           2005, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,281,905 shares, except that SM V and SMV 2005, the general partners of SVP V, may be deemed to have shared dispositive power and Powell,
                                              Azan and Healy, the managing members of SM V and SMV 2005, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,281,905
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    8.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  3 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Sofinnova Venture Affiliates V, L.P. ("SVA V")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        107,974 shares, except that SM V, the general partner of SVA V, may be
              SHARES                          deemed to have sole voting power, and Powell, Azan and Healy, the
           BENEFICIALLY                       managing members of SM V, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              107,974 shares, except that SM V, the general partner of SVA V, may be deemed to have sole dispositive power, and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       107,974
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  4 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Sofinnova Venture Principals V, LP ("SVPr V")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        50,321 shares, except that SM V, the general partner of SVPr V, may be
              SHARES                          deemed to have sole voting power, and Powell, Azan and Healy, the
           BENEFICIALLY                       managing members of SM V, may be deemed to have shared power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              50,321 shares, except that SM V, the general partner of SVPr V, may be deemed to have sole dispositive power, and Powell, Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       50,321
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  5 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Sofinnova Management V, L.L.C. ("SM V")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF
              SHARES                          158,295 shares, of which 107,974 shares are owned directly by SVA V
           BENEFICIALLY                       and 50,321 shares are owned directly by SVPr V.  SM V, the general
      OWNED BY EACH REPORTING                 partner of SVA V and SVPr V, may be deemed to have sole voting over
              PERSON                          the shares owned directly by SVA V and SVPr V, and Powell, Azan and
               WITH                           Healy, the managing members of SM V, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              3,281,905 shares owned directly by SVP V.  SM V and SM V 2005, the general partners of SVP V, may be deemed to have shared voting power over the shares owned directly by SVA V, and Powell, Azan and Healy, the managing members of both SM V and SM V 2005, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              158,295 shares, of which 107,974 shares are owned directly by SVA V and 50,321 shares are owned directly by SVPr V.  SM V, the general partner of SVA V and SVPr V, may be deemed to have sole dispositive power over the shares owned directly by SVA V and SVPr V, and Powell,
                                              Azan and Healy, the managing members of SM V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,281,905 shares owned directly by SVP V.  SM V and SM V 2005, the general partners of SVP V, may be deemed to have shared dispositive power over the shares owned directly by SVA V, and Powell, Azan and
                                              Healy, the managing members of both SM V and SM V 2005, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,440,200
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    9.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  6 of 15
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Sofinnova Management V 2005 L.L.C. ("SMV 2005")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              3,281,905 shares which are owned directly by SVP V.  SMV 2005 and SM
                                              V, the general partners of SVP V, may be deemed to have shared voting power, and Powell, Azan and Healy, the managing members of SMV 2005 and SM V, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,281,905 shares which are owned directly by SVP V.  SMV 2005 and SM
                                              V, the general partners of SVP V, may be deemed to have shared dispositive power, and Powell, Azan and Healy, the managing members of
                                              SMV 2005 and SM V, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,281,905
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                 [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    8.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

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CUSIP NO. 12345A678                                               13 G                                Page  7 of 15
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Michael F. Powell ("Powell")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b)  X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              11,250 shares (issuable to Powell pursuant to outstanding options
             NUMBER OF                        exercisable within 60 days of December 31, 2005).
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 3,440,200 shares, of which 3,281,905 shares are owned directly by SVP
              PERSON                          V, 107,974 shares are owned directly by SVA V and 50,321 shares are
               WITH                           owned directly by SVPr V. SM V is the general partner of SVA V and
                                              SVPr V, and Powell, a managing member of SM V, may be deemed to have shared power to vote the shares held by SVA V and SVPr V.  SM V and
                                              SMV 2005 are general partners of SVP V, and Powell, a managing member of both SM V and SMV 2005, may be deemed to have shared power to vote the shares held by SVP V.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              11,250 shares (issuable to Powell pursuant to outstanding options exercisable within 60 days of December 31, 2005).
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,440,200 shares, of which 3,281,905 shares are owned directly by SVP
                                              V, 107,974 shares are owned directly by SVA V and 50,321 shares are owned directly by SVPr V. SM V is the general partner of SVA V and
                                              SVPr V, and Powell, a managing member of SM V, may be deemed to have shared power to dispose of the shares held by SVA V and SVPr V.  SM V and SMV 2005 are general partners of SVP V, and Powell, a managing member of both SM V and SMV 2005, may be deemed to have shared power to dispose of the shares held by SVP V.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                3,451,450 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      9.3%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
----------- --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  8 of 15
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Alain L. Azan ("Azan")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b)  X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 3,440,200 shares, of which 3,281,905 shares are owned directly by SVP
              PERSON                          V, 107,974 shares are owned directly by SVA V and 50,321 shares are
               WITH                           owned directly by SVPr V. SM V is the general partner of SVA V and
                                              SVPr V, and Azan, a managing member of SM V, may be deemed to have shared power to vote the shares held by SVA V and SVPr V.  SM V and
                                              SMV 2005 are general partners of SVP V, and Azan, a managing member of both SM V and SMV 2005, may be deemed to have shared power to vote the shares held by SVP V.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,440,200 shares, of which 3,281,905 shares are owned directly by SVP
                                              V, 107,974 shares are owned directly by SVA V and 50,321 shares are owned directly by SVPr V. SM V is the general partner of SVA V and
                                              SVPr V, and Azan, a managing member of SM V, may be deemed to have shared power to dispose of the shares held by SVA V and SVPr V.  SM V and SMV 2005 are general partners of SVP V, and Azan, a managing member of both SM V and SMV 2005, may be deemed to have shared power to dispose of the shares held by SVP V.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                             3,440,200 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                          [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                9.2%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  9 of 15
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James I. Healy, M.D., Ph.D. ("Healy")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b)  X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 3,440,200 shares, of which 3,281,905 shares are owned directly by SVP
              PERSON                          V, 107,974 shares are owned directly by SVA V and 50,321 shares are
               WITH                           owned directly by SVPr V. SM V is the general partner of SVA V and
                                              SVPr V, and Healey, a managing member of SM V, may be deemed to have shared power to vote the shares held by SVA V and SVPr V.  SM V and
                                              SMV 2005 are general partners of SVP V, and Healey, a managing member of both SM V and SMV 2005, may be deemed to have shared power to vote the shares held by SVP V.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,440,200 shares, of which 3,281,905 shares are owned directly by SVP
                                              V, 107,974 shares are owned directly by SVA V and 50,321 shares are owned directly by SVPr V. SM V is the general partner of SVA V and
                                              SVPr V, and Healey, a managing member of SM V, may be deemed to have shared power to dispose of the shares held by SVA V and SVPr V.  SM V and SMV 2005 are general partners of SVP V, and Healey, a managing member of both SM V and SMV 2005, may be deemed to have shared power to dispose of the shares held by SVP V.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            3,440,200 shares.
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                           [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                             9.2%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                              IN
------------ --------------------------------------------------------------------------------------------------------

------------------------------------                     -----------------------
CUSIP NO. 12345A678                         13 G               Page  10 of 15
------------------------------------                     -----------------------


ITEM 1(A).        NAME OF ISSUER
                  --------------

                  Threshold Pharmaceuticals, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  1300 Seaport Boulevard
                  Redwood City, CA 94063

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Sofinnova Venture Partners V, L.P. ("SVP V"), Sofinnova Venture Affiliates V, L.P. ("SVA V"), Sofinnova Venture Principals V, L.P. ("SVPr V"), Sofinnova Management V, L.L.C. ("SM V"), Sofinnova Management V 2005 LLC ("SMV 2005"), Michael F. Powell ("Powell"), Alain L. Azan ("Azan") and James I. Healy, M.D., Ph.D. ("Healey") (the "Reporting Person"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  SM V, the general partner of SVA V and SVPr V, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SVA V and SVPr V. Powell, Azan and Healey are the managing members of SM V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SVA V and SVPr V.

                  SM V and SMV 2005, the general partners of SVP V, may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SVP V. Powell, Azan and Healey are the managing members of SMV and SMV 2005 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SVP V.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  ------------------------------------

                  The address for each of the Reporting Persons is:

                  Sofinnova Ventures Inc.
                  140 Geary Street, 10th Floor
                  San Francisco, California  94108

ITEM 2(C)         CITIZENSHIP
                  -----------

                  SVP V, SVA V and SVPr V, are Delaware limited partnerships. SM V and SMV 2005 are a Delaware limited liability companies. Powell, Azan and Healy are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  Common Stock
                  CUSIP # 885807-107

ITEM 3.           Not Applicable.
                  ---------------


ITEM 4.           OWNERSHIP
                  ---------

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

------------------------------------                     -----------------------
CUSIP NO. 12345A678                         13 G               Page  11 of 15
------------------------------------                     -----------------------


                      (a)   Amount beneficially owned:
                            --------------------------

                            See Row 9 of cover page for each Reporting Person.

                      (b)   Percent of Class:
                            -----------------

                            See Row 11 of cover page for each Reporting Person.

                      (c)   Number of shares as to which such person has:
                            ---------------------------------------------

                                  (i) Sole power to vote or to direct the vote:
                                      -----------------------------------------

                                       See  Row  5  of   cover   page  for  each
                                       Reporting Person.

                                  (ii) Shared  power  to vote or to  direct  the
                                       ----------------------------------------
                                       vote:
                                       -----

                                       See  Row  6  of   cover   page  for  each
                                       Reporting Person.

                                  (iii) Sole  power to  dispose or to direct the
                                        ----------------------------------------
                                        disposition of:
                                        ---------------

                                       See  Row  7  of   cover   page  for  each
                                       Reporting Person.

                                  (iv) Shared  power to dispose or to direct the
                                       -----------------------------------------
                                       disposition of:
                                       ---------------

                                       See  Row  8  of   cover   page  for  each
                                       Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON.
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of SVP V, SVA V and SVPr V, and the limited liability company agreements of SM V and SMV 2005, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

------------------------------------                     -----------------------
CUSIP NO. 12345A678                         13 G               Page  12 of 15
------------------------------------                     -----------------------


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY
                  -------

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

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CUSIP NO. 12345A678                         13 G               Page  13 of 15
------------------------------------                     -----------------------

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February __, 2006


Sofinnova Venture Partners V, L.P.                  /s/ James I. Healy
By Sofinnova Management V, L.L.C.                   ----------------------------
By Sofinnova Management V 2005 L.L.C.               James I. Healy, Member
Its General Partners





Sofinnova Venture Affiliates V, L.P.                /s/ James I. Healy
By Sofinnova Management V, L.L.C.                   ----------------------------
Its General Partner                                 James I. Healy, Member





Sofinnova Venture Principals V, L.P.                /s/ James I. Healy
By Sofinnova Management V, L.L.C.                   ----------------------------
Its General Partner                                 James I. Healy, Member





Michael F. Powell                                   /s/ Michael F. Powell
                                                    ----------------------------
                                                    Michael F. Powell





Alain L. Azan                                       /s/ Alain L. Azan
                                                    ----------------------------
                                                    Alain L. Azan





James I. Healey, M.D., Ph.D.                        /s/ James I. Healey
                                                    ----------------------------
                                                    James I. Healey





The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature. NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

------------------------------------                     -----------------------
CUSIP NO. 12345A678                         13 G               Page  14 of 15
------------------------------------                     -----------------------


                                  EXHIBIT INDEX
                                  -------------


                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:  Agreement of Joint Filing                              19

------------------------------------                     -----------------------
CUSIP NO. 12345A678                         13 G               Page  15 of 15
------------------------------------                     -----------------------


                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------


The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Threshold Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February __, 2006


Sofinnova Venture Partners V, L.P.                  /s/ James I. Healey
By Sofinnova Management V, L.L.C.                   ----------------------------
By Sofinnova Management V 2005 L.L.C.               James I. Healy, Member
Its General Partners




Sofinnova Venture Affiliates V, L.P.                /s/ James I. Healey
By Sofinnova Management V, L.L.C.                   ----------------------------
Its General Partner                                 James I. Healy, Member



Sofinnova Venture Principals V, L.P.                /s/ James I. Healey
By Sofinnova Management V, L.L.C.                   ----------------------------
Its General Partner                                 James I. Healy, Member


Michael F. Powell                                   /s/ Michael F. Powell
                                                    ----------------------------
                                                    Michael F. Powell



Alain L. Azan                                       /s/ Alain L. Azan
                                                    ----------------------------
                                                    Alain L. Azan



James I. Healey, M.D., Ph.D.                        /s/ James I. Healey
                                                    ----------------------------
                                                    James I. Healey